FOR IMMEDIATE

THE CHILDREN’S PLACE RETAIL STORES, INC. REPORTS CONSOLIDATED
APRIL SALES UP 1%; CONSOLIDATED COMPARABLE STORE SALES DOWN 2%
~ Company Updates First Quarter, Full Year Guidance ~
~ Company Postpones Annual Shareholder Meeting ~

Secaucus, New Jersey - May 10, 2007 - The Children’s Place Retail Stores, Inc. (Nasdaq: PLCE) today announced sales of $140.3 million for the four-week period ended May 5, 2007, a 1% increase compared to sales of $139.2 million for the four-week period ended April 29, 2006. Consolidated comparable store sales decreased 2% compared to last year’s 22% increase. During April 2007, the Company opened four Children’s Place stores and closed one.

Total Sales (millions):

	April 2007	April 2006	% Increase	First Quarter 2007	First Quarter 2006	% Increase
The Children’s Place brand	$ 104.2	$ 104.2	0%	$ 356.0	$ 322.0	11%
Disney Store	$ 36.1	$ 35.0	3%	$ 122.9	$ 104.5	18%
Total Company	$ 140.3	$ 139.2	1%	$ 478.9	$ 426.5	12%

Comparable Store Sales Increase/(Decrease):

	April 2007	April 2006	First Quarter 2007	First Quarter 2006
The Children’s Place brand	(1)%	20%	2%	9%
Disney Store	(4)%	30%	8%	16%
Total Company	(2)%	22%	4%	10%

As previously announced, due to the extra week in fiscal 2006, the Company’s fiscal 2007 comparable store sales have shifted by one week as compared to the corresponding period of fiscal 2006. Any references made today and going forward regarding last year’s comparable store sales results will be on the “adjusted” basis. For a breakdown of the Company’s fiscal 2006 comparable store sales on an “as reported” and “as adjusted” basis, please refer to the Company’s March 8, 2007, press release.

At this time, the Company anticipates reporting preliminary earnings per share of $0.40 to $0.42 for the first quarter of fiscal 2007, below previous guidance. While consolidated comparable stores sales results came in at the low end of previous guidance, sales were lower than planned and markdowns were higher at both brands than previously anticipated, primarily due to continued poor Spring performance at The Children’s Place, lack of newness at Disney Store and the unfavorable weather experienced in April. This earnings per share range also includes approximately $2.5 million, pre-tax, in costs paid or accrued in association with the stock option investigation and related expenses.

- more -

PLCE: April 2007 Sales Release

For fiscal 2007, at this time, the Company anticipates earnings per share of $3.45 to $3.55, also below previous guidance. While the Company remains cautiously optimistic regarding the second half of the year, April results and current business trends have made it more difficult to achieve the Company’s previous earnings expectation. This updated guidance reflects the $2.5 million, pre-tax, in stock option investigation and related expenses incurred in the first quarter but does not contemplate additional residual expenses the Company may incur as a result of the conclusion of the investigation.

Separately, the Company stated that, due to its previously announced restatement of financial results, the Company will postpone its annual shareholder meeting, originally scheduled for June 21, 2007. The Company will announce a new date for its annual shareholder meeting at a later date.

In conjunction with today’s April sales release, you are invited to listen to the Company’s pre-recorded monthly sales call, which will be available beginning at 7:30 a.m. Eastern Time today through Thursday, May 17, 2007. To access the call, please dial (402) 220-1182 or you may listen through the Investor Relations section of the Company’s website, www.childrensplace.com.

The Children’s Place plans to report preliminary first quarter results on Tuesday, May 22, 2007. The Company will host a conference call on that date to be broadcast live at 10:00 a.m. Eastern Time. Interested parties are invited to listen to the call by dialing (785) 424-1053 and providing the Conference ID, PLCE. The call will also be webcast live and can be accessed via the Company’s web site, www.childrensplace.com. A replay of the call will be available approximately one hour after the conclusion of the call, until midnight on May 29, 2007. To access the replay, please dial (402) 220-1182, or you may listen to the audio archive on the Company’s website, www.childrensplace.com.

The Children’s Place Retail Stores, Inc. is a leading specialty retailer of children’s merchandise. The Company designs, contracts to manufacture and sells high-quality, value-priced merchandise under the proprietary “The Children’s Place” and licensed “Disney Store” brand names. As of May 5, 2007, the Company owned and operated 868 The Children’s Place stores and 328 Disney Stores in North America and The Children’s Place online store at www.childrensplace.com.

This press release and above referenced call may contain certain forward-looking statements regarding future circumstances. These forward-looking statements are based upon the Company’s current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements including, in particular, the risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission, as well as the risks and uncertainties relating to the Company's stock option grants and procedures and the recently completed investigation by the special committee of the Company’s Board of Directors, the previously announced pending restatement of the Company’s historical financial statements, the delays in filing the Company’s periodic reports with the Securities and Exchange Commission, the outcome of the informal investigation of the Company being conducted by the Securities and Exchange Commission, potential other governmental proceedings, the shareholder litigation commenced against the Company and certain of its officers and directors, and the potential impact of each of these matters on the Company, as well as matters relating to the Company’s discussions with The Walt Disney Company. Actual results, events, and performance may differ. Readers or listeners (on the call) are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.

CONTACT:	The Children’s Place Retail Stores, Inc. Heather Anthony, Senior Director, Investor Relations, (201) 558-2865 Susan LaBar, Manager, Investor Relations, (201) 453-6955

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